Amendment No. 6 to Prospectus Supplement dated December 15, 2021 (to Prospectus dated December 1, 2021)	Filed pursuant to Rule 424(b)(5) File No. 333-261452

ZION OIL & GAS, INC.

This Amendment No. 6 to Prospectus Supplement amends the Prospectus Supplement dated December 15, 2021 (“Original Prospectus Supplement”). This Amendment No. 6 to Prospectus Supplement should be read in conjunction with the Original Prospectus Supplement and the base Prospectus dated December 1, 2021 and Amendment No. 1 and Amendment No. 4. This Amendment No. 6 is incorporated by reference into the Original Prospectus Supplement. This Amendment No. 6 is not complete without, and may not be delivered or utilized except in connection with, the Original Prospectus Supplement, including any amendments or supplements thereto and Amendment No. 1 and Amendment No. 4.

Investing in our common stock is risky. See "Risk Factors" commencing at page S-25 of the Original Prospectus Supplement, as well as the “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2022 and in our other periodic reports filed with the SEC, to read about the risks that you should consider before buying shares of our stock. The Company’s shares of common stock trade on the OTC Markets under the symbol “ZNOG” and the Company warrant under the symbol “ZNOGW” trades on the OTC Markets.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Continuation of Unit Option under the Unit Program

Under our Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”), we are extending the current Unit Option that was filed under Amendment No. 4, dated November 6, 2023. Our Unit Program consists of the combination of Common Stock and warrants with an extended time period, but otherwise the same Unit Program features, conditions and terms in the Prospectus Supplement and Amendment No. 4 apply.  We are extending under our Unit Program that was to terminate January 31, 2024, but now will terminate February 29, 2024. The Unit Option Program consists of Units of our securities where each Unit (priced at $250.00) is comprised of (i) a certain number of shares of Common Stock determined by dividing $250.00 (the price of one Unit) by the average of the high and low sale prices of the Company’s publicly traded common stock as reported on the OTC Markets on the Unit Purchase Date and (ii) Common Stock purchase warrants to purchase an additional fifty (50) shares of Common Stock at a per share exercise price of $0.25. The participant’s Plan account will be credited with the number of shares of the Company’s Common Stock and Warrants that are acquired under the Units purchased. Each warrant affords the participant the opportunity to purchase one share of our Common Stock at a warrant exercise price of $0.25. The warrant shall have the company notation of “ZNWBA.” The warrants will not be registered for trading on the OTC Markets or any other stock market.

For Plan participants who enroll into the Unit Program with the purchase of at least one Unit and also enroll in the separate Automatic Monthly Investments (“AMI”) program at a minimum of $50.00 per month or more, will receive an additional fifty (50) Warrants at an exercise price of $0.25 during this Unit Option Program. The fifty (50) additional warrants are for enrolling into the AMI program. Existing subscribers to the AMI are entitled to the additional fifty (50) warrants once, if they purchase at least one (1) Unit during the Unit program.

The ZNWBA warrants will be first exercisable on March 15, 2024, instead of February 15, 2024 and continue to be exercisable through March 14, 2025, instead of February 14, 2025, unless extended, at a per share exercise price of $0.25.

Accordingly, all references in the Original Prospectus Supplement and Amendment No. 1 and Amendment No. 4, concerning the Unit Option, continue, except for the substitution of the revised Unit Option dates and features above. All other Plan features, conditions and terms remain unchanged.

The date of this Amendment No. 6 to Prospectus Supplement is January 29, 2024.